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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered into as of June 1, 1999, among SVI Holdings, a Nevada corporation ("Buyer"), Island Pacific Systems Corporation, a California corporation (the "Company"), The Mickelsen Family Trust (the "Trust"), solely for the purposes of Sections 3.2.1, 3.3,
3.22.1 and 3.23, Todd T. Hammett, an individual ("Hammett"), Mark Wulff, an individual ("Wulff"), Phil Friesen, an individual ("Friesen") and Clayton Harless, an individual ("Harless") and solely for the purposes of Sections 2.5.1.2, 2.5.1.4, 2.5.2.4, the last sentence of Section of 3.2.1, and Section 3.20.3.2, Paul Mickelsen, an individual ("Mickelsen"). (The Trust, Hammett, Wulff, Friesen and Harless are collectively referred to as "Sellers").

                                    RECITALS

         WHEREAS, Sellers own, or as of the Closing will own, 855 shares of common stock, no par value, of the Company which Sellers represent will constitute all of the issued and outstanding capital stock of the Company (the "Shares");

         WHEREAS, on March 26, 1999 Buyer and the Company entered into a non-binding Letter of Intent for Sellers to sell, and Buyer to purchase, the Shares from Sellers to be effective for accounting purposes as of January 1, 1999;

         WHEREAS, Buyer and Sellers wish to memorialize an agreement for the consideration and on the terms set forth in this Agreement; and

         WHEREAS, the parties desire to enter into this Agreement pursuant to which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, the parties hereto agree as follows:

                                    AGREEMENT

         1. ADDITIONAL DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  1.1. "Affiliate"--any Person controlled by, controlling, or under common control with, directly or indirectly, the referenced Person.

                  1.2. "Accounts Receivable"--as defined in Section 3.7.

                  1.3. "Assets"--as defined in Section 3.6.

                  1.4. "Audited Financials"--as defined in Section 3.4.

                  1.5. "Balance Sheet"--as defined in Section 3.7.

                                       1




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                  1.6. "Breach"--a "Breach" of a representation, warranty,
covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, that has not been consented to or waived in writing by the other party.

                  1.7. "Closing"--as defined in Section 2.4.

                  1.8. "Competing Business"--as defined in Section 3.23.

                  1.9. "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  1.10. "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

                           1.10.1.  the sale of the Shares by Sellers to Buyer;

                           1.10.2. the execution, delivery, and performance of
the Employment Agreements, the Noncompetition Agreements, and the Sellers' Release;

                           1.10.3. the performance by Buyer and Sellers of their
respective covenants and obligations under this Agreement; and

                           1.10.4. Buyer's acquisition and ownership of the
Shares and exercise of control over the Company.

                  1.11. "Contract"--any agreement, contract, obligation, promise, or undertaking that is legally binding and currently in effect.

                  1.12. "Damages"--as defined in Section 10.2.

                  1.13. "Earnest Money"--as defined in Section 2.2.

                  1.14. "Employment Agreements"--as defined in Section 2.5.1.3.

                  1.15. "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  1.16. "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.17. "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company. The term "Facilities" does not include the residence located at The North House, Shortgrove, Newport, CB 113TX, Essex, United Kingdom, which will be transferred to Mickelsen prior to Closing.

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                  1.18. "GAAP"--United States generally accepted accounting
principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

                  1.19. "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.20. "Governmental Body"--any

                           1.20.1. nation, state, county, city, town, village,
district, or other jurisdiction of any nature;

                           1.20.2. United States federal, California state,
local or municipal government or the government of the United Kingdom;

                  1.21. "Intellectual Property Assets" --as defined in Section 3.20.

                  1.22. "Interim Balance Sheet"--as defined in Section 3.4.

                  1.23. "IRC"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  1.24. "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  1.25. "Knowledge"--unless otherwise stated, an individual will be deemed to have "Knowledge" of a particular fact or other matter (a) if such Person conducts a reasonable investigation of such fact or other matter then only if such individual is actually aware of such fact or other matter after diligent investigation or (b) if such Person does not conduct such reasonable investigation then such Knowledge as a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning such fact or investigation. The requirement for a reasonable investigation shall be satisfied if a Person makes a reasonable inquiry of the applicable fact or other matter to the Company's officer, employee or agent who may reasonably be expected to be the most knowledgeable as to such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. The Trust will be deemed to have "Knowledge" of a particular fact or other matter if Mickelsen has, or at any time had Knowledge of such fact or other matter.

                                       3




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                  1.26. "Legal Requirement"--any United States federal,
California state, local or municipal or United Kingdom order, law, ordinance, principle of common law, regulation, statute, or treaty.

                  1.27. "Material Adverse Effect" --as defined in Section 3.1.1.

                  1.28. "Noncompetition Agreements"--as defined in Section 2.5.1.4.

                  1.29. "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  1.30. "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  1.31. "Ordinary course of business"--an action taken by a Person will be deemed to have been taken in the "ordinary course of business" only if:

                           1.31.1. such action is consistent with the past
practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                           1.31.2. such action is not required to be authorized
by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                           1.31.3. such action is similar in nature and
magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  1.32. "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the Agreement of Trust or other charter document of the Trust; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

                  1.33. "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.34. "Plan"--as defined in Section 3.12.

                  1.35. "Prevailing Party"--as defined in Section 11.8.

                                       4




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                  1.36. "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  1.37. "Proprietary Rights Agreement"--as defined in Section 3.18.2.

                  1.38. "Purchase Price"--as defined in Section 2.3.

                  1.39. "Related Person" --

                           1.39.1. With respect to a particular individual
includes each other member of such individual's Family and any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family.

                           1.39.2. With respect to a specified Person other than
an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.

         For purposes of this definition, the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual.

                  1.40. "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  1.41. "Schedule of Exceptions"--the schedule of exceptions delivered by Sellers to Buyer and vice versa concurrently with the execution and delivery of this Agreement.

                  1.42. "Securities Act"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

                  1.43. "Sellers"--as defined in the first paragraph of this Agreement.

                  1.44. "Sellers' Release"--as defined in Section 2.5.1.2.

                  1.45. "Subsidiary"-- any Person in which more than fifty percent (50%) of the voting power is owned by the Company.

                  1.46. "Tax"-- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

                  1.47. "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  1.48. "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

         2. SALE AND TRANSFER OF SHARES; CLOSING.

                  2.1. AGREEMENT TO SELL AND PURCHASE STOCK. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing Sellers shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all liens, charges, claims or Encumbrances, and Buyer shall purchase and acquire from Sellers, the Shares. At the Closing, Sellers shall cause to be delivered to Buyer certificates representing the Shares, together with accompanying stock powers or instruments of assignment, duly endorsed in blank for the transfer of the Shares to Buyer.

                  2.2. EARNEST MONEY. On or prior to execution of this Agreement, Buyer shall pay $50,000 (the "Earnest Money") to the Company. If the transactions contemplated herein close pursuant to the terms of this Agreement, the Buyer and the Sellers agree that the Earnest Money shall be credited against the Purchase Price (defined below) payable to the Trust in the amount of the Earnest Money. If the transactions contemplated under this Agreement do not close pursuant to the terms of this Agreement, then the Earnest Money shall be paid out in accordance with the terms of Section 9.2 hereof.

                  2.3. PURCHASE PRICE. The purchase price for the Shares will be Thirty-Five Million Dollars ($35,000,000) (the "Purchase Price") payable in immediately available funds by certified check or federal wire at Closing.

                  2.4. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel or such other place mutually agreeable to the parties, on or before June 4, 1999. Unless otherwise agreed to between the parties, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will result in the termination of this Agreement.

                  2.5. CLOSING OBLIGATIONS. At the Closing:

                           2.5.1. SELLER'S OBLIGATIONS. Sellers will deliver to
Buyer:

                                    2.5.1.1. certificates representing the
Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

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

                                    2.5.1.2. a release substantially in the form
of EXHIBIT A executed by each Seller and Mickelsen (collectively, "Sellers' Release");

                                    2.5.1.3. employment agreements substantially
in the form of EXHIBIT B, executed by the Company, Buyer and Hammett, Wulff and Friesen (collectively, "Employment Agreements");

                                    2.5.1.4. noncompetition agreements
substantially in the form of EXHIBIT C, executed by Mickelsen and each Seller except Harless (collectively, the "Noncompetition Agreements"); and

                                    2.5.1.5. a certificate executed by each
Seller to the effect that, except as otherwise stated in such certificate, such Seller's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all material respects as of the Closing as if made on the Closing (giving full effect to any supplements to the Schedule of Exceptions delivered by Sellers to Buyer prior to the Closing in accordance with Section 1.41).

                           2.5.2. BUYER'S OBLIGATIONS. Buyer will deliver to
Sellers:

                                    2.5.2.1. the sum of Thirty Five Million
Dollars ($35,000,000.00), with due credit to the Trust for the Earnest Money, if paid pursuant to Section 2.2., by cash, wire transfer, bank cashier's or certified checks payable to the order of each Seller as follows:

                   The Mickelsen Family Trust         $  31,111,110
                   Todd T. Hammett                    $     350,000
                   Mark Wulff                         $   2,450,000*
                   Phil Friesen                       $     700,000
                   Clayton Harless                    $     388,890
                                                      --------------
                   Total:                             $  35,000,000
                                                      ==============

*Sellers acknowledge that $1,750,000 of the Purchase Price will be paid to Wulff pursuant to the Phantom Stock Agreement of August 1998;

                                    2.5.2.2. a certificate executed by Buyer to
the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing as if made on the Closing;

                                    2.5.2.3. the Employment Agreements, executed
by Buyer;

                                    2.5.2.4. a check or wire transfer payable to
the order of Paul Mickelsen in the amount of Six Hundred Seventy Five Thousand Three Hundred Eighty Dollars ($675,380) as a distribution of retained earnings; and

                                    2.5.2.5. Any other documents required to be
delivered by Buyer pursuant to Sections 7 or 8.

         3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as disclosed in this Agreement or on the Schedule of Exceptions attached hereto as Schedule I,
(a) the Trust, (b) for purposes of Sections 3.2.1, 3.3, 3.22.1 and 3.23 only, Hammett, Wulff, and Friesen, and (c) for the purpose of Section 3.20.3.2 and the last sentence of Section 3.2.1 only, Mickelsen, severally represent and warrant to Buyer as follows:


                  3.1.  ORGANIZATION AND GOOD STANDING.

                           3.1.1. Schedule 3.1 to the Schedule of Exceptions
contains a complete and accurate list of the Company's capitalization (including the identity of each shareholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions where the failure to be so qualified would not, individually, or in the aggregate, have a material adverse effect on the financial condition, business, assets, prospects, operations, results of operations or properties of the Company (a "Material Adverse Effect"). The Company has delivered to Buyer true and accurate copies of its Organizational Documents, as currently in effect. The Company has no Subsidiaries.

                  3.2.  AUTHORITY; NO CONFLICT.

                           3.2.1. POWER AND AUTHORITY. This Agreement
constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by the applicable Seller of the Employment Agreements, the Sellers' Release, and the Noncompetition Agreements (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of the applicable Seller, enforceable against such Seller in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the applicable Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents. Upon execution and delivery by Mickelsen of the Sellers' Release and the Noncompetition Agreement, such documents will constitute the legal, valid and binding obligations of Mickelsen, enforceable against Mickelsen in accordance with their respective terms.

                           3.2.2. NO CONFLICTS. Except as set forth on Schedule
3.2 to the Schedule of Exceptions, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                    3.2.2.1. contravene, conflict with, or
result in a violation of (a) any provision of the Organizational Documents of the Company, or (b) any resolution adopted by the board of directors or the shareholders of the Company;

                                    3.2.2.2. contravene, conflict with, or
result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject, except conflicts or violations which would not have a Material Adverse Effect;

                                    3.2.2.3. contravene, conflict with, or
result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by the Company, except conflicts or violations which would not have a Material Adverse Effect;

                                    3.2.2.4. contravene, conflict with, or
result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, except conflicts, violations or breaches which would not have a Material Adverse Effect; or

                                    3.2.2.5. result in the imposition or
creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Schedule 3.2 of the Schedule of Exceptions, the Company and Sellers will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  3.3. CAPITALIZATION. The authorized equity securities of the Company consist of ten thousand (10,000) shares of common stock, no par value, of which eight hundred fifty-five (855) shares will be issued and outstanding at the Closing and constitute the Shares. Sellers are, or will be, on the Closing the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Each of Sellers owns the following number of the Shares:

                   The Mickelsen Family Trust         800
                   Todd T. Hammett                      9
                   Mark Wulff                          18
                   Phil Friesen                        18
                   Clayton Harless                     10
                                                      ---
                   Total:                             855
                                                      ===

                  Other than as set forth on Schedule 3.3 to the Schedule of Exceptions, no legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts (including without limitation options or warrants) relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                  3.4. FINANCIAL STATEMENTS. Sellers have previously delivered to Buyer: (a) audited balance sheets of the Company as at December 31 in each of the years ended December 31, 1996, 1997 and 1998, and the related statements of operations and cash flows for each of the fiscal years then ended, together with the report thereon of KPMG Peat Marwick LLP, independent certified public accountants (the "Audited Financials"), and (b) an unaudited balance sheet of the Company as at March 31, 1999 (the "Interim Balance Sheet"), and the related unaudited statements of operations, and cash flows for the three (3) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financials); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.

                  3.5. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

                  3.6. TITLE TO ASSETS; ENCUMBRANCES. Schedule 3.6 to the Schedule of Exceptions contains a complete and accurate list of all tangible assets, interests and other properties owned or leased by the Company. The Company has good and marketable title to all tangible assets, rights, interests and other properties owned or leased by it (collectively, the "Assets"), free and clear of all Encumbrances, except those set forth on Schedule 3.6 on the Schedule of Exceptions, liens for taxes not yet due and payable and those that individually would not have a Material Adverse Effect. The Company does not own any real property.

                  3.7. ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the balance sheet as at December 31, 1998 (the "Balance Sheet") or the Interim Balance Sheet or on the accounting records of the Company as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.7 of the Schedule of Exceptions contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  3.8. INVENTORY. The Company maintains no material amounts of inventory for sale in the ordinary course of business.

                  3.9. NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

                  3.10. TAXES.

                           3.10.1. The Company has filed or caused to be filed
(on a timely basis since the year ended December 31, 1994) all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements. Sellers have previously made available to Buyer copies of, and Schedule 3.10 of the Schedule of Exceptions contains a complete and accurate list of, all such Tax Returns filed since 1994. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in
Schedule 3.10 of the Schedule of Exceptions and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                           3.10.2. Except as set forth on Schedule 3.10 of the
Schedule of Exceptions, to the Trust's Knowledge, the United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1994. Schedule
3.10 of the Schedule of Exceptions contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
Schedule 3.10 of the Schedule of Exceptions, are being contested in good faith by appropriate proceedings. Schedule 3.10 of the Schedule of Exceptions describes all adjustments to the United States federal income Tax Returns filed by the Company for all taxable years since January 1, 1994, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.10 of the Schedule of Exceptions, the Company has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                           3.10.3. The charges, accruals, and reserves with
respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Schedule 3.10 of the Schedule of Exceptions. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                           3.10.4. All Tax Returns filed by the Company are
true, correct, and complete.

                           3.10.5. The Company has not, in the past ten years,
acquired assets from another person or entity in a transaction in which the Company's tax basis of the acquired assets was determined, in whole or in part, by reference to the tax basis of such acquired assets (or any other property) in the hands of the transferor and is not and will not be liable for any built in gains tax.

                           3.10.6. The Company shall remain an S corporation
through the Closing. Neither the Company nor Sellers will take or allow any action (other than the sale of the Company stock pursuant to this Agreement) that would result in the termination of the Company's status as a validly electing S corporation.

                           3.10.7. At the Buyer's expense, Sellers shall
cooperate in the preparation and filing of all tax returns for the Company for all periods ending on or prior to the Closing which are filed after the Closing. Sellers shall permit Buyer to review and comment on each such tax return prior to such filing.

                  3.11. NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the financial condition, business, assets, prospects, operations, results of operations, or properties of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  3.12. EMPLOYEE BENEFIT PLANS.

                           3.12.1. As used in this Section 3.12, the following
terms have the meanings set forth below.

         "Company Plan" means all plans as given the meaning in ERISA ss. 3(3) of which the Company is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated.

         "Multi-Employer Plan" has the meaning given in ERISA ss. 3(37)(A).

         "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are plans as given the meaning in ERISA ss. 3(3) and which are owned, adopted or followed by the Company. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code ss. 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" has the meaning given in ERISA ss. 3(2)(A).

         "Plan Sponsor" has the meaning given in ERISA ss. 3(16)(B).

         "Qualified Plan" means any Company Plan that meets or purports to meet the requirements of Code ss. 401(a).

         "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multi-Employer Plans.

                           3.12.2. Except for the Company's 401(k) plan, 125
Cafeteria Plan and the pension plan subsisting for the Company's United Kingdom employees, the Company has no current or, to the Trust's Knowledge, prior Company Plan, Multi Employer Plan, Other Benefit Obligations, PBGC, Pension Plan, Plan Sponsor, Qualified Plan or Title IV Plans.

                  3.13. PERMITS, ETC. Schedule 3.13 of the Schedule of Exceptions contains a true and correct list of all material (except for motor vehicle licenses), permits, approvals, certificates of inspection and registrations issued by any Governmental Body (collectively, the "Permits") which are necessary for the Company to own and operate its business as presently conducted. Except as set forth on Schedule 3.13 of the Schedule of Exceptions,
(a) all such Permits have been duly and lawfully secured or made by the Company,
(b) the Company has complied with and is not in material default under any such Permits, and (c) all such Permits are in full force and effect. There is no proceeding pending or, to the Knowledge of the Trust, threatened, to revoke or limit any such Permit and the Company has not received any notice (whether oral or written) thereof. Except as set forth on Schedule 3.13 of the Schedule of Exceptions, to the Trust's Knowledge, none of the transactions contemplated by this Agreement will terminate, violate, or limit the effectiveness of any such Permit, except such terminations, violations or limits which would not have a Material Adverse Effect.

                  3.14. LEGAL PROCEEDINGS; ORDERS. Except as set forth in
Schedule 3.14 of the Schedule of Exceptions, there are no (a) Proceedings pending or, to the Knowledge of the Trust, investigations pending, or to the Knowledge of the Trust, threatened or probable of assertion, by or against the Company or relating to the assets, business, or operations of the Company, or the Contemplated Transactions, (b) orders, writs, judgments, injunctions, decrees, or similar commands of any court or any Governmental Body applicable to the Company or its assets, business or operations or (c) to the Knowledge of the Trust, no event has occurred or circumstance exists which may give to or serve as a basis for the commencement of Proceedings.

                  3.15. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on Schedule 3.15 of the Schedule of Exceptions, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

                           3.15.1. change in the Company's authorized or issued
capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           3.15.2. amendment to the Organizational Documents of
the Company;

                           3.15.3. payment or increase by the Company of any
bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                           3.15.4. adoption of, or increase in the payments to
or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                           3.15.5. damage to or destruction or loss of any asset
or property of the Company, whether or not covered by insurance having a Material Adverse Effect;

                           3.15.6. entry into, termination of, or receipt of
notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Ten Thousand Dollars ($10,000);

                           3.15.7. sale (other than sales of inventory in the
ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                           3.15.8. cancellation or waiver of any claims or
rights with a value to the Company in excess of Ten Thousand Dollars ($10,000);

                           3.15.9. material change in the accounting methods
used by the Company; or

                           3.15.10. agreement, whether oral or written, by the
Company to do any of the foregoing.

                  3.16. CONTRACTS; NO DEFAULTS.

                           3.16.1. Description of Contracts. Schedule 3.16.1 of
the Schedule of Exceptions contains a complete and accurate list, and the Company and Sellers have delivered or made available to Buyer true and complete copies, or representative forms, of:

                                    3.16.1.1. each Contract that involves
performance of services or delivery of goods or materials by the Company of an amount or value in excess of Ten Thousand Dollars ($10,000);

                                    3.16.1.2. each Contract that involves
performance of services or delivery of goods or materials to the Company of an amount or value in excess of Ten Thousand Dollars ($10,000);

                                    3.16.1.3. each Contract that was not entered
into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of Ten Thousand Dollars ($10,000);

                                    3.16.1.4. each lease, rental or occupancy
agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Ten Thousand Dollars ($10,000) and with terms of less than one year);

                                    3.16.1.5. each licensing agreement or other
Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                                    3.16.1.6. each joint venture, partnership,
and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                                    3.16.1.7. each Contract containing covenants
that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                                    3.16.1.8. each power of attorney that is
currently effective and outstanding;

                                    3.16.1.9. each Contract entered into other
than in the ordinary course of business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                                    3.16.1.10. each Contract for capital
expenditures in excess of Five Thousand ($5,000);

                                    3.16.1.11. each written warranty, guaranty,
and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

                                    3.16.1.12. each amendment, supplement, and
modification (whether oral or written) in respect of any of the foregoing.

         Schedule 3.16 of the Schedule of Exceptions sets forth a brief description of each such Contract.

                           3.16.2. Except as set forth in Schedule 3.16.2 of the
Schedule of Exceptions, to the Knowledge of the Trust, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (a) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (b) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                           3.16.3. Except as set forth in Schedule 3.16.3 of the
Schedule of Exceptions, each Contract identified or required to be identified in
Schedule 3.16 of the Schedule of Exceptions is, as to the Company, in full force and effect and is valid and enforceable in accordance with its terms.

                           3.16.4. Neither the Company nor, to the actual
Knowledge of the Trust, any other party to any Contract, is in default or alleged to be in default in respect of any material obligation under any Contract, and no event has occurred which through notice or the passage of time could constitute such a default.

                           3.16.5. Except as set forth in Schedule 3.16.5 of the
Schedule of Exceptions:

                                    3.16.5.1. to the Knowledge of the Trust, no
event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                                    3.16.5.2. the Company has not given to or
received from any other Person at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                           3.16.6. There are no renegotiations of, attempts to
renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                  3.17. INSURANCE.

                           3.17.1. POLICIES. Set forth on the Schedule of
Exceptions is a true and correct list of all policies of liability, theft, fidelity, life, fire, product liability, workers' compensation and other forms of insurance maintained by the Company (specifying the insurer, type of insurance, amount of coverage, policy number, premium and deductible or retention levels thereunder). The coverage provided under such policies of insurance is in full force and effect and all premiums due and payable with respect thereto have been paid. Since January 1, 1996, the Company has not been denied or had revoked or rescinded any policy of insurance.

                           3.17.2. CLAIMS. Set forth on the Schedule of
Exceptions is a summary of each claim in excess of $10,000 made since January 1, 1996 under any such insurance policy, all of which have been fully satisfied or are being defended by the insurance carrier and involve no exposure (over and above any applicable deductible amount ) to the Company, other than as set forth on the Schedule of Exceptions.

                  3.18. EMPLOYEES.

                           3.18.1. Schedule 3.18 of the Schedule of Exceptions
contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                           3.18.2. To the Trust's Knowledge, no employee of the
Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee. To the Trust's Knowledge, no officer, or other key employee of the Company intends to terminate his or her employment with the Company.

                           3.18.3. The Company has no retired employees.

                  3.19. LABOR RELATIONS; COMPLIANCE. Since January 1, 1996, the Company has not been a party to any collective bargaining or other labor contract. Since January 1, 1996, there has not been, there is not presently pending or existing, and to the Trust's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process,
(b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Trust's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.20. INTELLECTUAL PROPERTY.

                           3.20.1. INTELLECTUAL PROPERTY ASSETS. The term
"Intellectual Property Assets" includes:

                                    3.20.1.1. the name "Island Pacific Systems
Corporation," all fictional business names, trade names, registered and unregistered trademarks, service marks, logos, and applications (collectively, "Marks");

                                    3.20.1.2. all patents, patent applications,
and inventions and discoveries that may be patentable (collectively, "Patents");

                                    3.20.1.3. all copyrights in both published
works and unpublished works (collectively, "Copyrights");

                                    3.20.1.4. all rights in mask works
(collectively, "Rights in Mask Works"); and

                                    3.20.1.5. all know-how, trade secrets,
confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                           3.20.2. AGREEMENTS. Schedule 3.20 of the Schedule of
Exceptions contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Company is the licensee. There are no outstanding and, to the Trust's Knowledge, no Threatened disputes or disagreements with respect to any such agreement except those disputes and disagreements which would not have a Material Adverse Effect.

                           3.20.3. KNOW-HOW NECESSARY FOR THE BUSINESS.

                                    3.20.3.1. The Company is the owner of all
right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and, except as described on Schedule 3.21 of the Schedule of Exceptions, has the right to use without payment to a third party all of the Intellectual Property Assets.

                                    3.20.3.2. All Intellectual Property formerly
owned or held by Mickelsen shall have been irrevocably assigned, transferred and otherwise conveyed to the Company prior to Closing free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

                                    3.20.3.3. Except as set forth in Schedule
3.20 of the Schedule of Exceptions, all former and current employees of the Company have executed written Contracts with the Company that assigns to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company.

                           3.20.4. PATENTS. The Company has no Patents.

                           3.20.5. TRADEMARKS.

                                    3.20.5.1. Schedule 3.20 of Schedule of
Exceptions contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

                                    3.20.5.2. All Marks that have been
registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing.

                                    3.20.5.3. No Mark has been or is now
involved in any opposition, invalidation, or cancellation and, to the Trust's Knowledge, no such action is Threatened with the respect to any of the Marks.

                                    3.20.5.4. To the Trust's Knowledge, there is
no potentially interfering trademark or trademark application of any third party.

                                    3.20.5.5. To the Trust's Knowledge, no Mark
has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                                    3.20.5.6. All products and materials
containing a Mark bear the proper federal registration notice where required by law.

                           3.20.6. COPYRIGHTS.

                                    3.20.6.1. Schedule 3.20 of the Schedule of
Exceptions contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

                                    3.20.6.2. Except as set forth on Schedule
3.20 of the Schedule of Exceptions, all the Copyrights have been registered, where permitted or required, and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                                    3.20.6.3. To the Trust's Knowledge, no
Copyright has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                                    3.20.6.4. All works encompassed by the
Copyrights have, if required, been marked with the proper copyright notice.

                           3.20.7. TRADE SECRETS.

                                    3.20.7.1. With respect to each Trade Secret,
the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                                    3.20.7.2. The Company has taken reasonable
precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                                    3.20.7.3. The Trade Secrets are not part of
the public knowledge or literature, and, to the Trust's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  3.21. CERTAIN PAYMENTS. Since January 1, 1996, neither the Company nor any director, officer, agent, or employee of the Company, or to the Trust's Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or
(iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  3.22. DISCLOSURE.

                           3.22.1. No representation or warranty of Sellers in
this Agreement and no statement in the Schedule of Exceptions omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                           3.22.2. There is no fact known to the Trust that has
specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Seller can reasonably foresee, materially threatens, the assets, business, financial condition, or operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Schedule of Exceptions.

                  3.23. RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Schedule 3.23 to the Schedule of Exceptions, neither the Trust nor any Related Person of the Trust or of the Company has, or since January 1, 1997 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. No Seller or any Related Person of Sellers, of the Trust or of the Company is, or since January 1, 1997 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business. No Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

                  3.24. BROKERS OR FINDERS. Sellers, the Company and their respective agents have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                  3.25. YEAR 2000 COMPLIANCE. The Company is Year 2000 Compliant and to the Trust's Knowledge, all vendors of the Company that are material to the business of the Company and whose ability to perform their obligations to the Company may be materially affected by their not being Year 2000 Compliant are Year 2000 Compliant. The term "Year 2000 Compliant" means, for purposes of the foregoing, that all hardware, software, firmware, equipment, goods and systems used by a Person, or which are material to the business operations or financial condition of a Person, will properly perform date-sensitive functions on and after January 1, 2000.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

                  4.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted and to perform its obligations under this Agreement and in connection with the Contemplated Transactions.

                  4.2. AUTHORITY; NO CONFLICT.

                           4.2.1. ENFORCEABILITY. This Agreement constitutes the
legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                           4.2.2. NO CONFLICTS. Except as set forth in Schedule
4.2 to the Schedule of Exceptions, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will directly or indirectly (with or without notice or lapse of time):

                                    4.2.2.1. contravene, conflict with, or
result in a violation of (a) any provision of the Organizational Documents of Buyer, or (b) any resolution adopted by the board of directors or the stockholders of Buyer;

                                    4.2.2.2. contravene, conflict with, or
result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, may be subject, except conflicts or violations which would not have a Material Adverse Effect; or

                                    4.2.2.3. contravene, conflict with, or
result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by the Company, except conflicts or violations which would not have a Material Adverse Effect.

                                    4.2.2.4. contravene, conflict with, or
result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which Buyer is a party, except conflicts, violations or breaches which would not have a Material Adverse Effect; or

                                    4.2.2.5. result in the imposition or
creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer.

         Except as set forth in Schedule 4.2 of the Schedule of Exceptions, Buyer is not and will not be required to give notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.3. INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

                  4.4. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

                  4.5. BROKERS OR FINDERS. Buyer and its directors, officers, employees and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         5.  COVENANTS OF SELLERS PRIOR TO CLOSING.

                  5.1. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing, the Company and Sellers will (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") reasonable access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

                  5.2. OPERATION OF THE BUSINESSES OF THE COMPANY. Between the date of this Agreement and the Closing, Sellers will cause the Company to:

                           5.2.1. conduct its business only in the ordinary
course of business consistent with past practice;

                           5.2.2. use reasonable efforts to preserve intact the
current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, employees, agents, and others having business relationships with the Company;

                           5.2.3. confer with Buyer concerning operational
matters of a material nature; and

                           5.2.4. if requested, confer with Buyer concerning the
status of the business, operations, and finances of the Company.

                  5.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement or as occurs in the ordinary course of business, between the date of this Agreement and the Closing, the Company will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

                  5.4. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, the Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing, the Company will (a) reasonably cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Buyer in obtaining all consents identified in Schedule 4.2 of the Schedule of Exceptions.

                  5.5. PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Sellers shall pay and the Company will cause all indebtedness owed to it by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

                  5.6. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Company will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, or negotiate with, provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

                  5.7. BEST EFFORTS. Between the date of this Agreement and the Closing, Sellers will use their best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

                  5.8. COOPERATION. Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of the Company's tax returns and any audit, litigation or other proceeding with respect to taxes.

         6. COVENANTS OF BUYER PRIOR TO CLOSING.

                  6.1. APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing, Buyer will, and will cause each Related Person to, reasonably cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) reasonably cooperate with Sellers in obtaining all consents identified in Schedule 3.2 of the Schedule of Exceptions; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

                  6.2. BEST EFFORTS. Except as set forth in the proviso to
Section 6.1, between the date of this Agreement and the Closing, Buyer will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

                  7.1. ACCURACY OF REPRESENTATIONS. Each Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing, after giving effect to the Schedule of Exceptions.

                  7.2. SELLERS' PERFORMANCE.

                           7.2.1. All of the covenants and obligations that
Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                           7.2.2. Each document required to be delivered by
Sellers pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in Section 5 must have been performed and complied with in all material respects.

                  7.3. CONSENTS. Each of the Consents identified in Schedule 3.2 of Sellers' Schedule of Exceptions, and each Consent identified in Schedule 4.2 of Buyer's Schedule of Exceptions, must have been obtained and must be in full force and effect.

                  7.4. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                           7.4.1. an opinion of the Sellers' counsel, dated the
Closing, in the form of Exhibit D; and

                           7.4.2. such other documents as Buyer may reasonably
request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by each Seller of, or the compliance by each Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                  7.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                  7.6. NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

                  7.7. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                  7.8. NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, business, assets, prospects, operations, results of operations or properties of the Company since the date of this Agreement.

                  7.9. FUNDING. Buyer's loan from Union Bank shall have funded by no later than June 4, 1999.

         8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE. Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

                  8.1. ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if made on the Closing.

                  8.2. BUYER'S PERFORMANCE.

                           8.2.1. All of the covenants and obligations that
Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                           8.2.2. Buyer must have delivered each of the
documents required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.5.2.1.

                  8.3. CONSENTS. Each of the Consents identified in Schedule 4.2 of Buyer's Schedule of Exceptions, and each Consent identified in Schedule 3.2 of Sellers' Schedule of Exceptions, must have been obtained and must be in full force and effect.

                  8.4. ADDITIONAL DOCUMENTS. Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (a) enabling their counsel to provide the opinion referred to in
Section 7.4.1, (b) evidencing the accuracy of any representation or warranty of Buyer, (c) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (d) evidencing the satisfaction of any condition referred to in this
Section 8, or (e) otherwise facilitating the consummation of any of the Contemplated Transactions.

                  8.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Sellers any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                  8.6. NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

                  8.7. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Sellers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                  8.8. POST-CLOSING MATTERS. Buyer and the Trust shall have entered into the letter attached hereto as EXHIBIT E with respect to certain Closing and post-Closing matters.

                  8.9. FUNDING. Buyer's loan from Union Bank shall have funded by no later than June 4, 1999.

         9. TERMINATION.

                  9.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                           9.1.1. by either Buyer or Sellers if a material
Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                           9.1.2. (a) by Buyer if any of the conditions in
Section 7 have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement or to obtain the required funding to consummate this transaction) and Buyer has not waived such condition on or before the Closing; or (b) by Sellers, if any of the conditions in Section 8 have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing;

                           9.1.3. by mutual consent of Buyer and Sellers; or

                           9.1.4. by either Buyer or Sellers if the Closing has
not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 4, 1999, or such later date as the parties may agree upon.

                  9.2. EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive. If this Agreement is terminated by a party (the "Terminating Party") because of the Breach of the Agreement by the other party or because one or more of the conditions to the Terminating Party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the Terminating Party's right to pursue all legal remedies will survive such termination unimpaired. In addition and without prejudice to other available remedies (a) if the Terminating Party is Sellers or if Buyer fails to obtain the required funding by the Closing, the Company may retain the deposit of $50,000 payable to Seller, and (b) if the Terminating Party is Buyer, Sellers shall immediately repay the deposit of $50,000 to Buyer.

         10. INDEMNIFICATION; REMEDIES.

                  10.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Schedule of Exceptions, the certificates delivered pursuant to Sections 2.5.1.5 and 2.5.2.2, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for the period set forth herein. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations for the period specified in this Section 10 will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time by the party claiming indemnification, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, severally, will indemnify and hold harmless Buyer for, and will pay to the indemnified party the amount of, any loss, liability, claim, damage, expense (including reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           10.2.1. any Breach of any representation or warranty
made by such Seller in this Agreement, the Schedule of Exceptions, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                           10.2.2. any Breach by any Seller of any covenant or
obligation of such Seller in this Agreement;

                           10.2.3. any claim by any Person for brokerage or
finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

                           10.2.4. the Proceeding currently pending or any
subsequent Proceeding initiated by or involving ALT Inc. or its Affiliates arising from facts occurring prior to the Closing (the "ALT Litigation"). Sellers shall bear all of the Damages, including without limitation, attorneys fees, costs and other expenses of and incidental to the ALT Litigation (collectively the "ALT Litigation Damages"). Buyer shall provide Sellers with all reasonable assistance and authority to defend and prosecute the ALT Litigation. Buyer shall contribute a maximum of $200,000 to the ALT Litigation Damages as follows: (a) Buyer and Sellers (jointly and severally) shall contribute to the ALT Litigation Damages in increments of $50,000 with Buyer paying the first increment of $50,000, Sellers paying the second increment of $50,000 and Sellers and Buyer alternating in the same order thereafter, (b) the maximum amount payable by Buyer shall be four increments of $50,000 each to a total of $200,000, (c) any additional ALT Litigation Damages shall be borne by Sellers severally, and (d) any award or benefit resulting from the ALT Litigation shall be divided equally between Buyer and Sellers to reimburse the contributions provided for in clause (a) of this Section 10.2.4 and thereafter to Sellers.

         The remedies provided in this Section 10.2 will be the exclusive remedy that may be available to Buyer under this Agreement, but nothing contained in this Section 10 shall apply to the rights and obligations under the Employment Agreements, the Noncompetition Agreements and Sellers' Release by or in favor of the parties thereto.

                  10.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                  10.4. TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing unless on or before the first anniversary of the Closing Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing, unless on or before the first anniversary of the Closing Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. The foregoing limitations shall not apply to (a) a claim with respect to Sections 3.3, 3.10 and 3.12 or (b) a claim of actual fraud, which may be made at any time prior to expiration of the applicable statute of limitations for such Claims.

                  10.5. LIMITATIONS ON AMOUNT--SELLERS. Except with respect to actual fraud or Sellers' obligations and liabilities under Section 10.2.4 above, Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2: (a) until the total of all Damages with respect to such matters exceeds Thirty-Five Thousand Dollars ($35,000), and then only for the amount by which such Damages exceed Thirty Five Thousand Dollars ($35,000) and (b) for any Damages in excess of One Million Dollars ($1,000,000).

                  10.6. LIMITATIONS ON AMOUNT--BUYER. Except with respect to actual fraud, Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.3: (a) until the total of all Damages with respect to such matters exceeds Thirty Five Thousand Dollars ($35,000), and then only for the amount by which such Damages exceed Thirty Five Thousand Dollars ($35,000) and (b) for any Damages in excess of One Million Dollars ($1,000,000).

                  10.7. PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

                           10.7.1. Promptly after receipt by an indemnified
party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                           10.7.2. If any Proceeding referred to in Section
10.7.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. 10.7.3. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                           10.7.4. The parties hereby consent to the
non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

                  10.8. PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         11. GENERAL PROVISIONS.

                  11.1. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  11.2. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued by the parties jointly, at such time and in such manner as the parties shall agree to and provided that no party shall unreasonably object to such announcement unless compelled to do so by law. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                  11.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings, or
(d) such information is in the public domain.

                  11.4. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement for the applicable time period set forth in this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties.

                  11.5. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of transmission received by sender), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:                   Mr. Paul Mickelsen
                           1265 Pacific Avenue
                           Laguna Beach, CA 92651
                           Telephone No.: (949) 497-4727

                           The Mickelsen Family Trust
                           1265 Pacific Avenue
                           Laguna Beach, CA 92651
                           Attention: Mr. Paul Mickelsen
                           Telephone No.: (949) 497-4727

                           Mr. Todd T. Hammett
                           267 Ledroit Street
                           Laguna Beach, CA 92651
                           Telephone No.: (949) 497-8780

                           Mr. Mark Wulff
                           101 Bayhill Drive
                           Newport Beach, CA 92660
                           Telephone No.: (949) 760-1075

                           Mr. Phil Friesen
                           51 Cape Cod
                           Irvine, CA 92620
                           Telephone No.: (949) 551-3717

                           Mr. Clayton Harless
                           5 Sage Hill
                           Laguna Hills, CA 92653
                           Telephone No. (949) 448-0148

with a copy to:            Brobeck, Phleger & Harrison LLP
                           38 Technology Drive
                           Irvine, California 92618-2301
                           Attention: Laura B. Hunter, Esq.
                           Facsimile No.: (949) 790-6301
                           Telephone No.: (949) 790-6300

Buyer:                     SVI Holdings, Inc.
                           7979 Ivanhoe Avenue, Suite 500
                           La Jolla, CA 92037
                           Attention: Barry M. Schechter
                           Facsimile No.: (619) 551-5067
                           Telephone No.: (619) 551-2365

with a copy to:            Solomon Ward Seidenwurm & Smith, LLP
                           401 B Street, Suite 1200
                           San Diego, CA 92101
                           Attention: Norman L. Smith, Esq.
                           Facsimile No.: (619) 231-4755
                           Telephone No.: (619) 231-0303

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

                  11.6. BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, Representatives, administrators and assigns of the parties. Neither Buyer nor Sellers shall assign this Agreement to any person or entity (including by operation of law) without the prior written consent of the other parties.

                  11.7. ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity, and, except as specifically provided otherwise herein or in the related documents, all provisions hereof shall be personal solely between the parties.

                  11.8. ATTORNEYS FEES. The prevailing party(ies) in Proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees. "Prevailing party" includes, without limitation, a party who agrees to dismiss an action upon the other party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

                  11.9. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of San Diego, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

                  11.10. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  11.11. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  11.12. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated March 26,
1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  11.13. SCHEDULE OF EXCEPTIONS. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedule of Exceptions (other than an exception expressly set forth as such in the Schedule of Exceptions with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  11.14. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  11.15. CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  11.16. PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

                  11.17. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  11.18. GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles. ///

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                                       34




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///

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///

///

///

///

///

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///


                  11.19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                                        Sellers:

SVI Holdings, Inc.,                           The Mickelsen Family Trust
a Nevada Corporation

By: /s/ Barry Schecter                        By:/S/ Paul Mickelsen
-----------------------------------              -------------------------------
Its:                                             Paul Mickelsen, Trustee
    ------------------------------
The Company: SVI                              By:/S/ Patricia A. Mickelsen
                                                 -------------------------------
                                                 Patricia A. Mickelsen, Trustee

Island Pacific Systems Corporation
                                                 /S/ Todd T. Hammett
                                                 -----------------------
By:/s/ Paul Mickelsen                            Todd T. Hammett
   -----------------------------------
Its:
    ----------------------------------           /S/ Mark Wulff
                                                 -----------------------
                                                 Mark Wulff

                                                 /S/ Phil Friesen
                                                 ----------------------
                                                 Phil Friesen

                                                 /S/ Clayton Harless
                                                 ---------------------
                                                 Clayton Harless

                                                 For purposes of Sections
                                                 2.5.1.2, 2.5.1.4, 2.5.2.4,
                                                 the last sentence of
                                                 Section 3.2.1, and Section
                                                 3.20.3.2 only:

                                                 /S/ Paul Mickelsen
                                                 ----------------------
                                                 Paul Mickelsen